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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                SCHEDULE 13G


                  Under the Securities Exchange Act of 1934

                             (Amendment No. 1)*


                      SOMNUS MEDICAL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                                Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 835397 10 0
--------------------------------------------------------------------------------
                               (CUSIP Number)


                                Year End 1998
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

      X   Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages

  CUSIP NO. 835397 10 0

------------------------------------------------------------------------------
      Names of Reporting Persons.
 1    I.R.S. Identification Nos. of above persons (entities only).
      Stuart D. Edwards ###-##-####

------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
 2    (a) [_]
      (b) [_]

------------------------------------------------------------------------------
      SEC Use Only
 3

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4
      United States of America

------------------------------------------------------------------------------
                          Sole Voting Power
                     5
     Number of            803,900

      Shares       -----------------------------------------------------------
                          Shared Voting Power
   Beneficially      6
                          0
     Owned by
                   -----------------------------------------------------------
       Each               Sole Dispositive Power
                     7
    Reporting             803,900

      Person       -----------------------------------------------------------
                          Shared Dispositive Power
       With:         8
                          0
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9
      803,900

------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
10    Instructions)

------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11
      5.75%

------------------------------------------------------------------------------
      Type of Reporting Person (See Instructions)
12
      IN

------------------------------------------------------------------------------

                               Page 2 of 4 pages

Item 1.

    (a)   Name of Issuer:  Somnus Medical Technologies, Inc.

    (b) Address of Issuer's Principal Executive Offices: 285 N. Wolfe Road, Sunnyvale, CA 94086

Item 2.

    (a)   Name of Person Filing:  Stuart D. Edwards

    (b) Address of Principal Business Office or, if none, Residence: 285 N. Wolfe Road, Sunnyvale, CA 94086

    (c)   Citizenship:  United States

    (d)   Title of Class of Securities: Common Stock

    (e)   CUSIP Number: 835397 10 0


Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

    (a)   [_]    Broker or dealer registered under section 15 of the Act (15
                 U.S.C. 78o).

    (b)   [_]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c)   [_]    Insurance company as defined in section 3(a)(19) of the Act
                 (15 U.S.C. 78c).

    (d)   [_]    Investment company registered under section 8 of the
                 Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e)   [_]    An investment advisor in accordance with (S)240.13d-
                 1(b)(1)(ii)(E);

    (f)   [_]    An employee benefit plan or endowment fund in accordance with
                 (S)240.13d-1(b)(1)(ii)(F);

    (g)   [_]    A parent holding company or control person in accordance with
                 (S)240.13d-1(b)(1)(ii)(G);

    (h)   [_]    A savings associations as defined in Section 3(b) of the
                 Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i)   [_]    A church plan that is excluded from the definition of an
                 investment company under section 3(c)(14) of the Investment
                 Company Act of 1940 (15 U.S.C. 80a-3);

    (j)   [_]    Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).


N/A -- The reporting person acquired all its shares prior to the registration of the Issuer's shares pursuant to Section 12 of the Securities Exchange Act of 1934, as amended; therefore, this filing is pursuant to Rule 13d-1(c).


Item 4.   Ownership

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a)   Amount of beneficially owned: 803,900.
                                        -------

    (b)   Percent of class: 5.75% (based on total outstanding shares at
                            -------------------------------------------
          12/31/98 of 13,978,782).
          -----------------------

    (c)   Number of shares as to which the person has: 803,900

          (i)    Sole power to vote or to direct the vote: 803,900.
                                                           -------

          (ii)   Shared power to vote or to direct the vote:  0.
                                                              -

          (iii)  Sole power to dispose or to direct the disposition of  803,900.
                                                                        -------

          (iv)   Shared power to dispose or to direct the disposition of 0.
                                                                         -

    Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).


Item 5.   Ownership of Five Percent or Less of a Class

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

                               Page 3 of 4 pages

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

     Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Not Applicable

Item 8.   Identification and Classification of Members of the Group

     Not Applicable

Item 9.   Notice of Dissolution of Group

     Not Applicable

Item 10.  Certification

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.


                                                February 12, 1999
                                    ---------------------------------------
                                                      Date


                                              /s/ Stuart D. Edwards
                                    ---------------------------------------
                                                    Signature


                                                Stuart D. Edwards
                                    ---------------------------------------
                                                    Name/Title

                               Page 4 of 4 pages